UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2019

IAA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38580	83-1030538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Westbrook Corporate Center, Suite 500 Westchester, Illinois	60154
(Address of principal executive offices)	(Zip Code)

(708) 492-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IAA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act:  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

IAA, Inc. (the “Company”) has appointed Christopher Carlson to serve as the Company’s Vice President, Corporate Controller, effective September 10, 2019. Mr. Carlson will serve as the Company’s principal accounting officer.

Mr. Carlson, age 37, previously served as Vice President and Controller at Potbelly Sandwich Works, Inc. from March 2016 to July 2019. Prior to that time, Mr. Carlson served as Senior Manager of Accounting at The Boeing Company from April 2014 to March 2016. From January 2005 to April 2014, Mr. Carlson held various roles of increasing responsibility at Deloitte and Touche LLP, leaving Deloitte as Audit Senior Manager.

In connection with his employment, Mr. Carlson and the Company entered into an Employment Agreement (the “Employment Agreement”), dated September 10, 2019, pursuant to which Mr. Carlson will receive an annual base salary of $235,000 and will be eligible to receive an annual incentive bonus at a target bonus level of 40% of base salary. Under the terms of the Employment Agreement, Mr. Carlson will also be eligible to participate in the Company’s 2019 Omnibus Stock and Incentive Plan (the “Plan”). Any grants made to Mr. Carlson under the Plan will be determined in the sole discretion of the Board of Directors (or any committee thereof). The Employment Agreement has a two-year term which will automatically renew for additional successive one-year terms unless either the Company or Mr. Carlson gives notice of non-renewal within sixty days prior to the end of any applicable term.

The Employment Agreement provides that if the Company terminates Mr. Carlson’s employment without cause or provides notice that the Employment Agreement will not be extended or further extended, or if Mr. Carlson terminates his employment for good reason (each, a “Qualifying Termination”), he will be entitled to receive: (i) a severance payment equal to two weeks of his base salary then in effect multiplied by the number of years of service Mr. Carlson has provided to the Company at such time (provided that Mr. Carlson shall receive a minimum amount equal to 26 weeks’ worth and a maximum of 52 weeks’ worth of his annualized base salary), payable in substantially equal monthly installments over a 12-month period (the “Severance Benefit”), (ii) payment of a pro-rata portion of any annual bonus actually earned for the year of termination, and (iii) reimbursement of premiums to continue benefits coverage under COBRA for 6 months. If, within two years following a change in control of the Company (which has the same meaning as in the Plan), Mr. Carlson experiences a Qualifying Termination, Mr. Carlson will be entitled to receive the Severance Benefit, payment of a pro-rata portion of any annual bonus actually earned for the year of termination, full accelerated vesting of all outstanding and unvested equity awards granted under the Plan (with any in-progress performance-based awards to vest at a minimum of the target performance level), and Mr. Carlson’s COBRA benefits period will cover 12 months instead of 6 months.

Mr. Carlson’s receipt of the severance benefits described above is subject to his execution of a release of claims in favor of the Company and compliance with the noncompetition, nonsolicitation, ownership of work product and nondisclosure restrictions contained in his Employment Agreement.

In addition, the Company intends to enter into its standard indemnification agreement with Mr. Carlson, the form of which was previously filed as Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the Securities and Exchange Commission on August 13, 2019.

There are no arrangements or understandings between Mr. Carlson and any other person pursuant to which Mr. Carlson was appointed as Vice President, Controller, there are no family relationships between Mr. Carlson and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAA, INC.

Date: September 13, 2019	By:	/s/ Vance C. Johnston
	Name:	Vance C. Johnston
	Title:	Executive Vice President and Chief Financial Officer